Exhibit 99.1

Berkshire Hills Announces Annual Meeting Date

BOSTON, February 12, 2024 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Annual Meeting of Shareholders will be held at 10:00 am on Thursday, May 16, 2024 at Berkshire Bank’s offices at 99 North Street, Pittsfield, Massachusetts. The date of March 21, 2024 has been established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The agenda for the Annual Meeting will include proposals related to director election, executive compensation and auditor engagement. Further information about the annual meeting will be available in early April at the Company's website at ir.berkshirebank.com.

About Berkshire Hills Bancorp

Berkshire Hills Bancorp, Inc. (NYSE: BHLB) is the parent company of Berkshire Bank, a relationship-driven, community-focused bank with $12.4 billion in assets and 96 financial centers in New England and New York. Berkshire is headquartered in Boston and offers commercial, retail, wealth, and private banking solutions.

Investor Contact

Kevin Conn

Investor Relations

617.641.9206

kaconn@berkshirebank.com